EXECUTION

FIRST HORIZON ASSET SECURITIES INC.

MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2006-1

TERMS AGREEMENT
(to Underwriting Agreement,
dated March 24, 2006
among the Company, First Horizon
Home Loan Corporation
and the Underwriter)

First Horizon Asset Securities Inc.	Memphis, Tennessee
4000 Horizon Way	March 24, 2006
Irving, Texas 75063

FTN Financial Capital Markets, a division of First Tennessee Bank National Association (the “Underwriter”) agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the “Underwriting Agreement”), to purchase such Classes of First Horizon Mortgage Pass-Through Trust 2006-1, Mortgage Pass-Through Certificates, Series 2006-1 (the “Series 2006-1 Certificates”) specified in Section 2(a) hereof (the “Offered Certificates”). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2006-1 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-125158). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

Section 1. The Mortgage Pools: The Series 2006-1 Certificates shall evidence the entire beneficial ownership interest in two mortgage pools (“Pool I” and “Pool II” and, collectively, the “Mortgage Pools”) of conventional, fixed rate, first lien, fully amortizing, one- to four-family residential mortgage loans (the “Mortgage Loans”) having the following characteristics as of March 1, 2006 (the “Cut-off Date”):

(a) Aggregate Principal Amount of the Mortgage Pools: Approximately $302,102,191 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

(b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan in Pool I shall be 360 months. The original term to maturity of each Mortgage Loan in Pool II shall be 180 months.

Section 2. The Certificates: The Offered Certificates shall be issued as follows:

(a) Classes: The Offered Certificates shall be issued with the following Class designations, pass-through rates and class principal balances, subject in the aggregate to the variance referred to in Section 1(a)and, as to any particular Class, to an upward or downward variance of up to 5%:

				Required Ratings
Class	Class Principal Balance	Pass-Through Rate	Class Purchase Price Percentage	Fitch	S&P
Class I-A-1	$9,869,000.00	6.000%	99.593750000%	AAA	AAA
Class I-A-2	$27,000,000.00	6.000%	99.593750000%	AAA	AAA
Class I-A-3	$1,500,000.00	6.000%	99.593750000%	AAA	AAA
Class I-A-4	$1,000,000.00	6.000%	99.593750000%	AAA	AAA
Class I-A-5	$55,784,000.00	5.750%	99.593750000%	AAA	AAA
Class I-A-6	$2,324,333.00	6.000%	99.593750000%	AAA	AAA
Class I-A-7	$90,000,000.00	6.000%	99.593750000%	AAA	AAA
Class I-A-8	$41,213,000.00	6.000%	99.593750000%	AAA	AAA
Class I-A-9	$3,033,000.00	6.000%	99.593750000%	AAA	AAA
Class I-A-10	$27,294,000.00	6.000%	99.593750000%	AAA	AAA
Class I-A-11	$16,330,000.00	6.000%	99.593750000%	AAA	AAA
Class I-A-R	$100.00	6.000%	99.593750000%	AAA	AAA
Class II-A-1	$16,352,000.00	5.250%	98.343750000%	AAA	AAA

(b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Principal Balance thereof plus accrued interest at the applicable per annum pass-through rate set forth in 2(a) above from and including the Cut-off Date up to, but not including, March 30, 2006 (the “Closing Date”).

Section 4. Required Ratings: The Offered Certificates shall have received at least the Required Ratings from Fitch, Inc. (“Fitch”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) set forth in Section 2(a) above.

Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Underwriter, First Horizon Home Loan Corporation and the Company.

Very truly yours,

FTN FINANCIAL CAPITAL MARKETS, a division of First Tennessee Bank National Association

By:___________________________________________________
Name: Wade Walker
Title: Senior Vice President

The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.

FIRST HORIZON ASSET SECURITIES INC.

By:____________________________________
Name: Alfred Chang
Title: Vice President

FIRST HORIZON HOME LOAN CORPORATION

By:____________________________________
Name: Terry L. McCoy
Title: Executive Vice President